Exhibit 99.1

99 CENTS ONLY STORES REPORTS SECOND QUARTER FISCAL 2017 RESULTS

Second Quarter Fiscal 2017 Overview:

•                  Net sales increased 1.6% to $496.4 million compared to the prior year

•                  Same-store sales increased by 1.1%

•                  Net loss was $35.1 million compared to net loss of $78.1 million in prior year

•                  Adjusted EBITDA(1) was $5.2 million compared to $6.9 million in prior year

CITY OF COMMERCE, California — September 8, 2016 — 99 Cents Only Stores LLC (the “Company”) announced its financial results for second quarter of fiscal 2017 ended July 29, 2016.

Geoffrey Covert, President and Chief Executive Officer, stated, “I remain encouraged by our progress in executing our turnaround plan. With measurable improvement this past quarter, we have solid momentum as we enter the second half of fiscal 2017. Progress is evident across many aspects of the enterprise and our improved sales performance provides an indication that our plan is taking hold.  During the second quarter, same-store sales were positive 1.1%, and on a year to date basis, same store sales improved to positive 0.5%. In addition, total inventory as of the end of the second quarter was $176 million, down nearly $100 million from $275 million as of the end of the second quarter last year.  Finally, our improved sales performance and lower inventory levels have collectively strengthened our liquidity position.  Cash borrowings under our ABL facility are now the lowest they have been in the past two years. As of the end of the second quarter cash borrowings under our ABL facility were $21 million, down $19 million compared to the prior quarter end and down $86 million from a year ago.”

Mr. Covert concluded, “Since beginning our turn-around plan in the third quarter last year, we have maintained that it will take time to operationally address our key issues—and even longer for the changes we are making to be fully reflected in our financial results.  However, based on the results of the first half of fiscal 2017, I am optimistic that we remain on-track to return 99 Cents Only Stores to sustained growth in the long-run.”

Second Quarter Financial Results

For the second quarter of fiscal 2017, the Company’s net sales increased 1.6%, to $496.4 million, compared to $488.5 million in the second quarter of fiscal 2016. Same-store sales increased

(1)         EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are considered “non-GAAP financial measures” under the Securities and Exchange Commission regulations.  The definitions of, an explanation of how and why the Company uses, and a reconciliation to the most directly comparable GAAP measure of, these non-GAAP measures are included in this press release.

1.1% compared to the second quarter of fiscal 2016, with higher customer traffic of 1.5% offset by lower average ticket of 0.4%. Positives in same-store sales included higher sales in produce, consumables and grocery, as a result of improved product availability and higher in-stock levels due to improvements in the allocation and replenishment system, and the expansion of the Company’s partnership with a third party produce distributor. Challenges in same-store sales included lower seasonal sales due to the overlapping of significant inventory purchases in fiscal 2016, which increased sales but led to excess inventory levels in stores, and prompted ongoing initiatives to clear excess on-hand seasonal inventory through promotions and mark-downs. In addition, persistent price deflation in dairy negatively impacted sales of milk and eggs.

Gross margin, as a percentage of net sales, was 28.4% in the second quarter of fiscal 2017, an increase of 60 basis points from the second quarter of fiscal 2016. Gross margin was higher due to lower inventory shrinkage that was primarily driven by a favorable comparison against the second quarter of last year, when the shrink provision rate was increased to better reflect the unfavorable physical inventory counts completed during the quarter. This was partially offset by higher distribution and transportation expenses during the second quarter of fiscal 2017. Product margin was flat compared to second quarter of fiscal 2016. Selling, general and administrative expenses were $159.5 million, or 32.1% as a percentage of net sales, representing an increase of 50 basis points from the second quarter of fiscal 2016. The increase in selling, general and administrative expenses as a percentage of net sales was primarily driven by an increase in the California minimum wage.

Net loss was $35.1 million in the second quarter of fiscal 2017 compared to net loss of $78.1 million for the second quarter of fiscal 2016. Net loss as a percentage of net sales was (7.1)% for the second quarter of fiscal 2017, compared to net loss of (16.0)% for the second quarter of fiscal 2016.  Adjusted EBITDA was $5.2 million in the second quarter of fiscal 2017, compared to $6.9 million in the second quarter of fiscal 2016. Adjusted EBITDA margin was 1.1% compared to 1.4% over the same period.

Year-to-Date Financial Results

For the first half of fiscal 2017, the Company’s net sales increased 1.5% to $1,009.4 million, compared to $994.7 million in the first half of fiscal 2016. Same-store sales increased 0.5% driven by higher average ticket. Net loss was $60.3 million in the first half of fiscal 2017, compared to net loss of $76.9 million for the first half of fiscal 2016. Net loss as a percentage of total sales was (6.0)% for the first half of fiscal 2017, compared to net loss as a percentage of total sales of (7.7)% for the first half of fiscal 2016. Adjusted EBITDA was $18.5 million in the first half of fiscal 2017, compared to $31.9 million for the first half of fiscal 2016. Adjusted EBITDA margin was 1.8% for the first half of fiscal 2017, compared to 3.2% for the first half of fiscal 2016.

Store Openings

During the second quarter of fiscal 2017, the Company opened three new stores and closed one store upon the expiration of a lease. As of the end of the second quarter of fiscal 2017, the Company operated 394 stores, an increase of 1.2% in store count over the same period of last year.

Sale of Warehouse Facility

During the second quarter of fiscal 2017, the Company sold and concurrently licensed through January 31, 2017 a warehouse facility in the City of Commerce, California with a carrying value of $12.1 million and received net proceeds from this transaction of $28.5 million. Due in part to the significant inventory reductions the Company has achieved in recent quarters, the Company is rationalizing its warehouse footprint and this facility was not considered a strategic asset. The Company expects to completely exit the facility by the end of fiscal 2017.

Fiscal 2017 Outlook

The Company is reiterating the following previously issued outlook for fiscal 2017:

•                  Positive same-store sales growth

•                  Substantial year-over-year increase in Adjusted EBITDA, particularly in the second half of fiscal 2017, and a substantial decrease in net loss over the same period

•                  Capital expenditures of approximately $35-$40 million. The Company is currently evaluating the expansion of its store refresh initiative which may require the Company to update its full year capital expenditure outlook.

The Company is revising the following previously issued outlook for fiscal 2017 to reflect changes in timing of select new store openings previously scheduled for the second half of fiscal 2017:

•                  5 new store openings

CONFERENCE CALL DETAILS

The Company’s conference call to discuss its second quarter of fiscal 2017 and the other matters described in this release is scheduled for Thursday, September 8, 2016 at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time).

The live Second Quarter Fiscal 2017 Earnings Conference Call can be accessed by dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international). Please phone in approximately 10 minutes before the call is scheduled to begin and hold for an operator to assist you.  Please inform the operator that you are calling in for 99 Cents Only Stores’ Fiscal 2017 Second Quarter Earnings Conference Call, and be prepared to provide the operator with your name, company name, position and the conference ID: 13644107. The call will also be broadcast live over the Internet, accessible through the Investor Relations section of the Company’s website at www.99only.com/investor-relations.

A telephonic replay of the call will be available beginning Thursday, September 8, 2016, at 4:00 p.m. Eastern Time, through Thursday, September 22, 2016, at 11:59 p.m. Eastern Time. To access the replay, dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and enter the replay pin number: 13644107. A replay of the webcast will also be available for 60 days upon completion of the conference call, accessible through the Investor Relations section of the Company’s website at www.99only.com/investor-relations.

A copy of this earnings release and supplemental slides will be available prior to the call, accessible through the Investor Relations section of the Company’s website at www.99only.com/investor-relations.

Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense (income) and other financial costs, income taxes, depreciation and amortization.  Adjusted EBITDA is defined as EBITDA for the relevant period as adjusted by the following amounts: non-cash adjustments to reserve balances, stock-based compensation, fees and expenses related to the Merger (as defined below), legal settlements, non-ordinary course store closures, and other non-cash or one-time items.  Adjusted EBITDA margin is Adjusted EBITDA divided by total sales.  Adjusted EBITDA and Adjusted EBITDA margin as presented herein, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America (“GAAP”).  The Company’s management uses EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to assess its performance and that of its competitors.  In addition, Adjusted EBITDA is used to determine the Company’s compliance and ability to take certain actions under the covenants contained in the Company’s debt instruments.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not measures of the Company’s financial performance under GAAP and should not be considered in isolation or as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP, as measures of operating performance or operating cash flows or as measures of liquidity.

Merger and Conversion to LLC

On January 13, 2012, 99¢ Only Stores was acquired by affiliates of Ares Management LLC, Canada Pension Plan Investment Board and the Gold-Schiffer family.  The acquisition is referred to as the “Merger.” Effective October 18, 2013, 99¢ Only Stores converted from a California corporation to a California limited liability company, 99 Cents Only Stores LLC.  The term the “Company” refers to 99¢ Only Stores and its consolidated subsidiaries prior to the conversion date and to 99 Cents Only Stores LLC and its consolidated subsidiaries on or after the conversion date.

About 99 Cents Only Stores

Founded in 1982, the Company operates 394 extreme value retail stores with 287 in California, 48 in Texas, 38 in Arizona and 21 in Nevada as of September 8, 2016. The Company is an extreme value retailer of consumable and general merchandise and seasonal products.  For more information, visit www.99only.com.

Investor Contact:

Addo Investor Relations

Lasse Glassen

(424) 238-6249

lglassen@addoir.com

### Tables to Follow ###

The following tables reconcile EBITDA and Adjusted EBITDA to net income for the periods indicated:

	For the Second Quarter Ended
	July 29, 2016	July 31, 2015
	(In thousands)
	(Unaudited)

Net loss	$(35,085)	$(78,101)
Interest expense, net	16,748	16,481
Provision for income taxes	52	42,951
Depreciation and amortization	17,656	17,308
EBITDA	$(629)	$(1,361)
Stock-based compensation (a)	224	773
Purchase accounting effect on leases (b)	719	616
Impairment of long-lived assets (c)	—	478
Inventory adjustments (d)	623	—
Employee related expenses (e)	1,764	2,763
Real estate projects termination charges (f)	11	2,833
Professional and consultant fees (g)	1,424	69
Loss (gain) on sales of assets (h)	220	(40)
Other (i)	873	809
Adjusted EBITDA	$5,229	$6,940

(a)         Represents stock-based compensation expense incurred in connection with various stock-based compensation plans in which certain Company employees have participated.

(b)         Represents purchase accounting effect on rent revenue and rent expense.

(c)          Represents non-cash impairment charges related to an underperforming store in Texas.

(d)         Represents charges related to excess and obsolescence reserve and damage to inventory due to fire.

(e)          Represents expenses related to severance for former employees, signing and retention bonuses and other employee related expenses.

(f)           Represents charges related to previously capitalized store and distribution center real-estate development costs expensed upon termination of related projects.

(g)          Represents professional and consultant fees.

(h)         Represents amortization of gain related to sale-leaseback arrangements and net gain/loss on the sale of non-core assets.

(i)             Represents non-cash or other charges and income, including professional fees, legal reserve adjustments, prior year property tax assessments and other.

The following tables reconcile EBITDA and Adjusted EBITDA to net income for the periods indicated:

	For the First Half Ended
	July 29, 2016	July 31, 2015
	(In thousands)
	(Unaudited)

Net loss	$(60,279)	$(76,930)
Interest expense, net	33,272	32,750
Provision for income taxes	125	31,962
Depreciation and amortization	34,395	33,555
EBITDA	$7,513	$21,337
Stock-based compensation (a)	388	1,407
Purchase accounting effect on leases (b)	1,426	1,267
Impairment of long-lived assets (c)	—	478
Inventory adjustments (d)	1,586	—
Employee related expenses (e)	3,196	3,608
Real estate projects termination charges (f)	11	2,833
Professional and consultant fees (g)	1,745	141
Loss (gain) on sales of assets (h)	77	(96)
Loss on extinguishment (i)	335	—
Other (j)	2,260	971
Adjusted EBITDA	$18,537	$31,946

(a)         Represents stock-based compensation expense incurred in connection with various stock-based compensation plans in which certain Company employees have participated.

(b)         Represents purchase accounting effect on rent revenue and rent expense.

(c)          Represents non-cash impairment charges related to an underperforming store in Texas.

(d)         Represents charges related to excess and obsolescence reserve and damage to inventory due to fire.

(e)          Represents expenses related to severance for former employees, signing and retention bonuses and other employee related expenses.

(f)           Represents charges related to previously capitalized store and distribution center real-estate development costs expensed upon termination of related projects.

(g)          Represents professional and consultant fees.

(h)         Represents amortization of gain related to sale-leaseback arrangements and net gain/loss on the sale of non-core assets.

(i)             Represents loss on extinguishment of debt from amendment of the asset based lending facility in the first quarter of fiscal 2017.

(j)            Represents non-cash or other charges and income, including professional fees, legal reserve adjustments, prior year property tax assessments and other.

99 CENTS ONLY STORES LLC

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	July 29, 2016	January 29, 2016 (1)
	(Unaudited)
ASSETS
Current Assets:
Cash	$2,309	$2,312
Accounts receivable, net of allowance for doubtful accounts of $48 and $140 at July 29, 2016 and January 29, 2016, respectively	1,481	1,674
Income taxes receivable	2,279	3,665
Inventories, net	175,575	196,651
Assets held for sale	2,308	2,308
Other	18,550	18,603

Total current assets	202,502	225,213
Property and equipment, net	530,858	542,570
Deferred financing costs, net	4,496	916
Intangible assets, net	450,293	453,242
Goodwill	387,772	387,772
Deposits and other assets	8,470	7,319

Total assets	$1,584,391	$1,617,032

LIABILITIES AND MEMBER’S EQUITY
Current Liabilities:
Accounts payable	$104,839	$79,197
Payroll and payroll-related	21,124	18,421
Sales tax	9,995	13,314
Other accrued expenses	43,652	41,464
Workers’ compensation	74,632	76,389
Current portion of long-term debt	6,138	6,138
Current portion of capital and financing lease obligations	29,693	989

Total current liabilities	290,073	235,912
Long-term debt, net of current portion	848,005	875,843
Unfavorable lease commitments, net	4,850	5,746
Deferred rent	27,756	27,389
Deferred compensation liability	773	709
Capital and financing lease obligation, net of current portions	36,547	34,817
Deferred income taxes	163,045	163,045
Other liabilities	4,618	5,118

Total liabilities	1,375,667	1,348,579

Commitments and contingencies
Member’s Equity:
Member units — 100 units issued and outstanding at July 29, 2016 and January 29, 2016	550,614	550,226
Investment in Number Holdings, Inc. preferred stock	(19,200)	(19,200)
Accumulated deficit	(322,690)	(262,411)
Other comprehensive loss	—	(162)

Total equity	208,724	268,453

Total liabilities and equity	$1,584,391	$1,617,032

(1)         The Consolidated Balance Sheet as of January 29, 2016  was retrospectively adjusted to reflect the adoption of Accounting Standards Update (“ASU”) No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs” and ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” in the first quarter of fiscal 2017.

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	For the Second Quarter Ended		For the First Half Ended
	July 29, 2016	July 31, 2015	July 29, 2016	July 31, 2015

Net Sales:
99¢ Only Stores	$487,460	$477,327	$989,226	$972,135
Bargain Wholesale	8,998	11,195	20,161	22,556

Total sales	496,458	488,522	1,009,387	994,691
Cost of sales	355,258	352,647	719,220	702,193
Gross profit	141,200	135,875	290,167	292,498
Selling, general and administrative expenses	159,485	154,544	316,714	304,716

Operating loss	(18,285)	(18,669)	(26,547)	(12,218)

Other (income) expense:
Interest income	(36)	—	(38)	(3)
Interest expense	16,784	16,481	33,310	32,753
Loss on extinguishment	—	—	335	—

Total other expense, net	16,748	16,481	33,607	32,750

Loss before provision for income taxes	(35,033)	(35,150)	(60,154)	(44,968)
Provision for income taxes	52	42,951	125	31,962

Net loss	$(35,085)	$(78,101)	$(60,279)	$(76,930)

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the First Half Ended
	July 29, 2016	July 31, 2015

Cash flows from operating activities:
Net loss	$(60,279)	$(76,930)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	33,520	32,667
Amortization of deferred financing costs and accretion of OID	2,941	2,305
Amortization of intangible assets	875	887
Amortization of favorable/unfavorable leases, net	1,193	880
Loss (gain) on disposal of fixed assets	293	(48)
Loss on interest rate hedge	514	743
Loss on extinguishment of debt	335	—
Long-lived assets impairment	—	478
Deferred income taxes	—	31,785
Stock-based compensation	388	1,408
Changes in assets and liabilities associated with operating activities:
Accounts receivable	193	293
Inventories	21,076	20,890
Deposits and other assets	(1,548)	6,471
Accounts payable	26,591	(38,902)
Accrued expenses	1,328	(7,623)
Accrued workers’ compensation	(1,757)	(1,125)
Income taxes	1,278	(27)
Deferred rent	367	2,195
Other long-term liabilities	(272)	1,046
Net cash provided by (used in) operating activities	27,036	(22,607)

Cash flows from investing activities:
Purchases of property and equipment	(23,960)	(43,685)
Proceeds from sale of property and fixed assets	612	1,439
Net cash used in investing activities	(23,348)	(42,246)

Cash flows from financing activities:
Payments of long-term debt	(3,069)	(3,069)
Proceeds under revolving credit facility	92,200	275,450
Payments under revolving credit facility	(119,100)	(225,850)
Payments of debt issuance costs	(4,725)	—
Proceeds from financing lease obligations	31,503	8,666
Payments of capital and financing lease obligations	(500)	(55)
Payments to repurchase stock options of Number Holdings, Inc.	—	(390)
Net settlement of stock options of Number Holdings, Inc. for tax withholdings	—	(57)
Net cash (used in) provided by financing activities	(3,691)	54,695

Net decrease in cash	(3)	(10,158)
Cash - beginning of period	2,312	12,463
Cash - end of period	$2,309	$2,305

Safe Harbor Statement

The Company has included statements in this release that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act, as amended, and Section 27A of the Securities Act of 1933, as amended. As a general matter, forward-looking statements are those focused on future or anticipated events or trends, expectations and beliefs including, among other things, (a) trends affecting the financial condition or results of operations of the Company and (b) the business and growth strategies of the Company (including the Company’s store opening growth rate) that are not historical in nature.  Such statements are intended to be identified by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statements are and will be based upon the Company’s then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2016. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.